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                                                                    Exhibit 23.1

August 16, 2002

The Board of Directors
Seitel, Inc.
50 Briar Hollow Lane, 7th Floor West
Houston, Texas 77027

Dear Sirs:

Note D of Notes to the Consolidated Interim Financial Statements of Seitel, Inc. included in its Form 10-Q for the three months ended June 30, 2002 describes a change in the method of accounting for the amortization of the Company's created seismic data library. There are no authoritative criteria for determining a "preferable" seismic data amortization method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the reasons stated in Note D, is preferable in your circumstances. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to December 31, 2001, and therefore we do not express any opinion on any financial statements of Seitel, Inc. subsequent to that date.

                                                     Very truly yours,

                                                     Ernst & Young LLP